Exhibit 99.2
CAPITALSOURCE RECEIVES COMMITMENTS FOR $520 MILLION UNSECURED CREDIT FACILITY
CHEVY CHASE, Md., March 8, 2006 — CapitalSource Inc. (NYSE: CSE) announced today that it has received commitments for a $520 million unsecured credit facility. Wachovia Bank N.A. is agent, and Wachovia Capital Markets, LLC is lead arranger for a syndicate of 11 institutions. The facility is currently priced at LIBOR plus 1.125%. The transaction is subject to usual and customary closing and borrowing conditions for transactions of this nature, including definitive documentation.
CapitalSource has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about CapitalSource and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, CapitalSource, or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1- 866-876-8723 or emailing equity.syndicate@wachovia.com.
About CapitalSource
CapitalSource is a specialized commercial finance company operating as a REIT and offering asset-based, senior, cash flow and mezzanine financing to small and mid-sized borrowers through three focused lending businesses: Corporate Finance, Healthcare and Specialty Finance and Structured Finance. By offering a broad array of financial products, we had outstanding $9.2 billion in loan commitments as of December 31, 2005. Headquartered in Chevy Chase, MD, we have a network of 23 offices across the country, and have approximately 540 employees. Middle market lending involves a certain degree of credit risk which we believe will result in credit losses in our portfolio.